Zebra Technologies Appoints Melissa Luff Loizides as Chief People Officer
Strategic HR executive with more than 25 years of experience to continue to support business growth

LINCOLNSHIRE, Ill. – Nov. 24, 2025 – Zebra Technologies Corporation (NASDAQ: ZBRA), a global leader in digitizing and automating workflows to deliver intelligent operations, announced that Melissa Luff Loizides has been named the company’s next Chief People Officer (CPO), effective Jan. 1, 2026. The current CPO, Jeff Schmitz plans to step down on Dec. 31, 2025 and lead the integration of the Elo acquisition through the second quarter of 2026, after which he will retire. This leadership transition reflects Zebra’s focus on strategic succession planning and commitment to the successful integration of Elo.
“We are thrilled to have Melissa join our executive team as Chief People Officer as she has played a critical role in ensuring we attract, engage and develop the best talent globally,” said Bill Burns, Chief Executive Officer, Zebra Technologies. “We are also grateful to Jeff for his commitment to developing talented leaders and driving critical transformation initiatives within Zebra. His contributions have helped build a strong culture where employees feel they belong and can bring their best selves to work.”
Luff Loizides joined Zebra in 2014 when the company acquired Motorola Solutions’ Enterprise Business. Since that time, she has held various leadership roles within the People Team, most recently serving as Vice President of Global Talent. In this role, her responsibilities included advancing Zebra’s strategic workforce planning efforts and fostering the company’s purpose and values.
“It has been an honor to serve on Zebra’s executive leadership team in my previous role as Chief Marketing Officer and then as Chief People Officer, and I’m incredibly proud of the Zebra Nation and our commitment to our customers, partners, each other and the communities we serve,” said Schmitz. “Melissa’s passion for building and coaching high-performing teams will help advance Zebra’s role in creating new ways of working that make everyday life better for organizations, their employees and those they serve.”
As CPO, Luff Loizides will lead a talented global People Team focused on Zebra’s key strategic initiatives to drive long-term business success. She earned a Master’s degree in Management and a Bachelor’s degree in History from St. Joseph’s University New York. Luff Loizides shares Zebra’s commitment to community service and STEM, serving as a board member of FIRST® Long Island from 2020 through Jan. 2025.

“I am honored to take on the role of Zebra’s Chief People Officer and look forward to joining our executive leadership team,” said Luff Loizides. “We have continued to advance our culture where our talent thrives in creating tomorrow together. Our people are our greatest asset, and we remain committed to promoting an environment where they feel seen, heard, valued and respected.”

WHO IS ZEBRA TECHNOLOGIES?

Zebra (NASDAQ: ZBRA) provides the foundation for intelligent operations with an award-winning portfolio of connected frontline, asset visibility and automation solutions powered by AI. Organizations globally across retail, manufacturing, transportation, logistics, healthcare, and other industries rely on us to deliver outcomes today while driving innovation for what’s next. Together with our partners, we create new ways of working that improve productivity and empower organizations to be better every day. Learn more at www.zebra.com.
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Investor Contact:
Michael Steele, CFA, IRC
Zebra Technologies
+1-847-793-6707
InvestorRelations@zebra.com

Media Contact:
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Zebra Technologies
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therese.vanryne@zebra.com

Industry Analyst Contact:
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Zebra Technologies
+1-224-306-8654
k.fahmy@zebra.com

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